EXHIBIT 21.1

INCOME OPPORTUNITY REALTY INVESTORS, INC.

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries and partnership interests of Income Opportunity Realty Investors, Inc. and the state or other jurisdiction of organization or incorporation:

NAME OF ENTITY	OWNERSHIP %	JURISDICTION OF ORGANIZATION OR INCORPORATION
Corporations
IORI Centura, Inc.	100%	Nevada
IORI Falcon Point, Inc.	100%	Nevada
IORI Enclave 5, Inc.	100%	Nevada
IORI Keller Springs Tech, Inc.	100%	Nevada
IORI Minerals, Inc.	100%	Nevada
IORI Valley View, Inc.	100%	Nevada
IORI Tristar Tech, Inc.	100%	Nevada
Midland Odessa Properties, Inc.	19.9%	California
Transcontinental Brewery, Inc.	100%	Nevada
Transcontinental Parkway Corporation	100%	Nevada

Partnerships
Nakash Income Associates	40%	Georgia
TCI Eaton Square LP	10%	Texas